Exhibit 5.1

CONYERS DILL & PEARMAN LLP Cricket Square, Hutchins Drive PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

21 November 2024

+1 345 814 7382

Matthew.Stocker@conyers.com

FACT II Acquisition Corp.

Cricket Square

Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

Re: FACT II Acquisition Corp. (the “Company”)

We have acted as special legal counsel as to Cayman Islands law to the Company in connection with the Company’s Registration Statement on Form S-1, including all amendments or supplements thereto, initially filed with the United States Securities and Exchange Commission (the “SEC”) on 16 August 2024 under the United States Securities Act of 1933, as amended (the “Securities Act”) (including its exhibits, the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) in connection with the initial public offering of 17,500,000 units (each, a “Unit”) (or 20,125,000 Units if the Underwriters’ (as defined below) over-allotment option is exercised in full), at an offering price of $10.00 per Unit, each Unit consisting of (i) one class A ordinary share of the Company of a par value of US$0.0001 each (each an “Ordinary Share”); and (ii) one-half of one public warrant (a “Warrant”), with each whole public Warrant exercisable for one Ordinary Share, subject in each case to the Underwriters’ over-allotment option, pursuant to an underwriting agreement (the “Underwriting Agreement”) between the Company and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, and Seaport Global Securities LLC (the “Underwriters”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the form of Underwriting Agreement;

(iv)	the form of warrant agreement with respect to the Warrants and the form of Warrant (the “Warrant Documents”);

(v)	the form of unit certificate representing the Units (the “Unit Certificate”);

(vi)	the certificate of incorporation dated 19 June 2024 and the memorandum and articles of association of the Company dated 19 June 2024;

(vii)	the unanimous written resolutions of the directors of the Company dated 19 June, 2024, 12 July, 2024, and 6 August, 2024 and the minutes of the meeting of the board of directors of the Company dated 9 August 2024 (collectively, the “Resolutions”);

(viii)	a Certificate of Good Standing dated 21 November 2024 (the “Certificate of Good Standing”) issued by the Registrar of Companies in the Cayman Islands in relation to the Company; and

(ix)	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

The documents listed in items (i) to (v) above are collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	the accuracy and completeness of all factual representations made in the Underwriting Agreement, the Warrant Documents, the Registration Statement and the Prospectus and the other documents reviewed by us;

2.3	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us, all changes thereto have been marked or otherwise drawn to our attention;

2.4	the capacity, power and authority of each of the parties to the Underwriting Agreement, the Warrant Documents and the Unit Certificate, other than the Company, to enter into and perform their respective obligations under the Underwriting Agreement, the Warrant Documents and the Unit Certificate;

2.5	the due execution and delivery of the Underwriting Agreement, the Warrant Documents and the Unit Certificate by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.6	that each of the documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.7	that the resolutions contained in the Resolutions were passed by the directors of the Company, remain in full force and effect and have not been and will not be rescinded or amended;

2.8	the legality, validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Underwriting Agreement, the Warrant Documents and the Unit Certificate, which are expressed to be governed by such Foreign Laws in accordance with their respective terms;

2.9	the validity and binding effect under the Foreign Laws of the submission by the Company to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan (collectively, the “Foreign Courts”), as applicable, pursuant to the Underwriting Agreement, the Warrant Documents and the Unit Certificate;

2.10	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.11	that none of the parties to the Underwriting Agreement has carried on or will carry on activities, other than the performance of its respective obligations under the Underwriting Agreement, which would constitute the carrying on of investment business in or from within the Cayman Islands and that none of the parties to the Underwriting Agreement, other than the Company, will perform its obligations under the Underwriting Agreement in or from within the Cayman Islands;

2.12	there are no records of the Company, agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the documents or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein;

2.13	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us;

2.14	that at the time of entering into the Underwriting Agreement and issuing and transferring the Units, and after entering into the Underwriting Agreement and issuing and transferring the Units and at all other material times, the Company is and will be solvent and will be able to pay its liabilities as they become due;

2.15	that upon issue of any Units, the Company will receive consideration for the full issue price thereof which, in the case of the Ordinary Shares, shall be equal to at least the par value thereof;

2.16	that the Ordinary Shares shall be duly registered in the Company’s register of members;

2.17	that the Company will have sufficient authorised share capital to effect the issue of any Ordinary Shares at the time of issuance;

2.18	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;

2.19	the offering of the Units and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Global Market and at the time of the issue or transfer of any Units, the Units will be listed on the Nasdaq Global Market;

3.	QUALIFICATIONS

3.1	When used herein, the term “non-assessable” means that no further sums are required to be paid by the holder of Units in connection with the issue thereof.

3.2	The term “enforceable” as used in this opinion letter means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of those documents. In particular, the obligations of the Company under the documents:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company if there are other proceedings simultaneously underway against the Company in another jurisdiction.

3.3	We express no opinion as to the enforceability of any provision of the Underwriting Agreement which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company. We express no view as to the commercial terms of the Underwriting Agreement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

3.4	The opinions in this opinion letter are strictly limited to the matters contained in the opinions section below and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Underwriting Agreement (other than documents referenced in this opinion letter) and express no opinion or observation upon the terms of any such documents.

3.5	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

3.6	This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

3.7	This opinion is issued solely for the purposes of the filing of the Registration Statement and the registration of the Units, Ordinary Shares and Warrants by the Company and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing. Pursuant to the Companies Act of the Cayman Islands (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2	When issued and paid for in accordance with the terms of the offering described in the applicable Transaction Documents and recorded in the register of members of the Company, the Ordinary Shares will be validly issued, fully paid and non-assessable.

4.3	When issued and paid for in accordance with the terms of the offering described in the applicable Transaction Documents, the Warrants and Units will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Legal Matters” and elsewhere in the Prospectus. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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